Exhibit 5.1

September 9, 2015

TriVascular Technologies, Inc.

3910 Brickway Blvd.

Santa Rosa, CA 95403

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”), including a prospectus (the “Prospectus”) contained therein, filed concurrently by TriVascular Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of up to 1,250,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), issuable upon conversion of those certain convertible promissory notes in the aggregate principal amount of $10,000,000 (the “Notes”), at a conversion price of $8.00 per share, which may be sold from time to time by the selling stockholders named in the Prospectus.

We are acting as special counsel for the Company in connection with the filing of the Registration Statement. This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined and relied upon signed copies of the Registration Statement and the Prospectus as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Amended and Restated Certificate of Incorporation of the Company (as amended or restated from time to time,), the Amended and Restated Bylaws of the Company (as amended or restated from time to time), minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Notes, the Second Amended and Restated Term Loan Agreement dated August 3, 2015, pursuant to which the Notes were initially issued, and such other documents as we have deemed necessary for purposes of rendering the opinion set forth below.

September 9, 2015

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are prerequisites to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed that, at the time of the issuance of the Shares: (A) all of the terms and conditions for such issuance set forth in the Notes and any related agreements will have been fully satisfied, waived or discharged; (B) a sufficient number of shares of Common Stock is authorized and reserved or available for issuance; and (C) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter.

In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

Our opinion set forth below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally and (ii) general equitable principles.

September 9, 2015

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized and, upon issuance, delivery and payment therefor upon conversion of the Notes in accordance with the terms thereof, will be, validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Arnold & Porter LLP

Arnold & Porter LLP